EXHIBIT 10.4

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is entered into by and between Great American Energy, Inc., a Delaware corporation (the “Company”), and Geoff Evett, an individual (the “Contractor”), effective as of May 1, 2012, (the “Effective Date”). The Company and the Contractor are each individually a “party,” and collectively, the “parties.”

RECITALS

WHEREAS, the Company is in the mineral exploration and development industry and desires to engage Contractor to provide certain services to support the Company’s growth and development; and

WHEREAS, the Company desires to retain Contractor as an independent contractor to perform services for the Company, and Contractor is willing to perform such services, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations, and subject to the conditions contained herein, the parties hereto agree as follows:

1.     NATURE OF SERVICES.

(a)   Services. Contractor agrees to use its best efforts to diligently and faithfully explore and develop business opportunities and related services in support of the Company’s mineral exploration and development projects outside of the United States (the “Services”). The Services are to be performed outside of the United States.

(b)   Duties & Responsibilities. Contractor shall be entitled to determine the method and means of performing under and providing the Services contemplated in this Agreement, and shall also determine when and where the Services are provided, subject to the condition that the Services are to be performed outside of the United States. Further, to the extent that Contractor needs to retain assistance to perform the Services, Contractor shall select individuals he requires assistance from, and shall be solely responsible for compensating those individuals; Contractor will not be reimbursed for these expenses.

2.     FEE; GRANT OF SHARES; TAXES; EXPENSES.

(a)   Fee. The Company agrees to compensate Contractor at a flat rate of USD $2,500 per month (the “Fee”) commencing May 1, 2012.

(b)   Taxes. As an independent contractor, Contractor agrees that it will be responsible for the reporting and payment of any state and/or federal income tax or other withholdings on the Fee provided for his/her services under this Agreement. All amounts to be paid by the Company to Contractor herein are exclusive of any federal, state, local, municipal or other governmental taxes, now or hereafter imposed on Contractor under applicable law. The Company is not liable to Contractor for any taxes incurred in connection with this Agreement unless they are (i) owed by the Company under applicable law solely as a result of entering into this Agreement, (ii) are based solely upon the amounts payable under this Agreement, and (iii) are required to be collected from the Company by Contractor under applicable law.

(d)   Reasonable Expenses. Contractor shall be promptly reimbursed for all reasonable expenses incurred while providing services to the Company under the Agreement, including but not limited to travel and cell phone costs, which are evidenced by receipts presented to the Company.

3.     CONFIDENTIAL INFORMATION & INVENTIONS. Contractor agrees to execute the form of Confidential Information and Ownership Agreement for Independent Contractors attached hereto as Exhibit A. If Contractor retains the services of any other individual in order to perform the Services, Contractor shall have the individual(s) execute the Confidential Information and Ownership Agreement for Independent Contractors.

4.     INDEPENDENT CONTRACTOR. Contractor understands and acknowledges that it enters into this Agreement as an independent contractor engaged in providing the Services. Nothing in this Agreement or in the activities contemplated by the parties hereunder shall be deemed to create an agency, partnership, employment or joint venture relationship between the parties or any of its employees, subcontractors or representatives. Further, Contractor acknowledges and agrees, and it is the intent of the parties, that Contractor shall receive no benefits, including disability or unemployment insurance, worker’s compensation, medical insurance, or sick leave, from the Company, either as an independent contractor or employee. If Contractor is reclassified by a state or federal agency or court as an employee for tax or other purposes, Contractor will become a non-benefit employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of the Company in effect at the time of such reclassification Contractor would otherwise be eligible for such benefits. Contractor further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (a) to pay withholding taxes or similar items, or (b) resulting from the determination that Contractor is not an independent contractor.

5.     LIMITATION ON LIABILITY. IN NO EVENT SHALL THE COMPANY BE LIABLE TO CONTRACTOR FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR OTHER ECONOMIC LOSS, LOSS OF DATA (WHETHER ARISING FROM BREACH OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE) EVEN IF THE COMPANY HAS BEEN APPRAISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. THE COMPANY’S LIABILITY TO CONTRACTOR, OR ITS EMPLOYEES, SUBCONTRACTORS OR REPRESENTATIVES, FOR DAMAGES ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO DIRECT DAMAGES, AND SHALL NOT EXCEED THE AMOUNT OF THE FEE PAID.

6.     INDEMNIFICATION. Contractor agrees to defend, indemnify, and hold harmless the Company, from and against any claims, losses, actions, demands or damages, including reasonable attorney’s fees, resulting from any act, omission, negligence or performance under this Agreement by Contractor. Contractor further agrees to defend, indemnify, and hold harmless the Company, from and against any claims, losses, actions, demands or damages, including reasonable attorney’s fees, resulting from any injury or loss of life, sustained in the course of providing the Services to the Company under this Agreement. This indemnity shall not apply to the extent the portion of such claim, liability, loss, cost, damage or expense is the result of the gross negligence or willful misconduct of the Company, its users, or Contractor, as determined by a court of law, or to the extent liability is disclaimed or limited by either party under this section.

7.     TERM; TERMINATION; SURVIVAL.

(a)    Term. This Agreement shall commence on the Effective Date and shall continue for a period of one (1) year from the date of execution, or until terminated by either party in accordance with Section 7(b) below. The Agreement will automatically renew each year thereafter for a period of one year, unless either party notifies the other party in writing at least thirty (30) days prior to the renewal date that it does not want to renew the Agreement.

(b)   Termination. Either party may terminate this Agreement for any reason at any time by giving thirty (30) days’ written notice to the other party. Should either party default in the performance of this Agreement or materially breach any of its provisions, the nonbreaching party may terminate this Agreement upon giving notice to the breaching party.

(c)   Survival. The parties’ obligations with respect to Sections 2(b), 3, 4, 5, 6, 8(b), 9(d) and 9(e) shall survive the termination of this Agreement. In addition, the obligations of Contractor and its employees, subcontractors and representatives under each Confidential Information and Ownership Agreement for Independent Contractors executed in connection with this Agreement shall survive any termination of this Agreement

(d)   No Waiver. No delay or failure by either party to act in the event of a breach or default hereunder shall be construed as a waiver of that or any succeeding breach or a waiver of the provision itself.

8.     NON-COMPETE; NON-INTEFERENCE; NON-DISPARAGEMENT.

(a)   Non Competition During The Term of Engagement. During the term of this Agreement, Contractor will not directly or indirectly, either as an employer, employee, consultant, Contractor, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company and that creates a conflict of interest with the Company or results in a breach of the terms of this Agreement or the Confidential Information and Ownership Agreement for Independent Contractors, without first receiving the prior written consent of the Company’s board of directors.

(b)   Non-Intereference, Non-Disparagement. Contractor agrees not to interfere with any of the Company’s contractual obligations. In addition, Contractor agrees to treat the Company respectfully and professionally and not disparage the Company (or the Company’s managers, officers or directors) in any manner likely to be harmful to the Company or its business, business reputation or personal reputation.

9.     MISCELLANEOUS.

(a)   Entire Agreement. This Agreement, together with the Exhibit attached hereto, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement. This Agreement supersedes any and all agreements, whether oral or written, between the parties to this Agreement with respect to the subject of this Agreement. Except as otherwise expressly provided herein, this Agreement may be modified only by a writing signed by an authorized representative of each party.

(b)   Notices. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and shall be provided by one or more of the following means and shall be deemed to have been duly given (i) if delivered personally, when received; (ii) if transmitted by facsimile or email, on the date of transmission; or (iii) if by international courier service, on the fourth (4th) business day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. The addresses appearing on the signature page of this Agreement shall be the party’s address for delivery or mailing of notice purposes. Any party may, at any time, by giving notice to the other party in accordance with this section, designate any other address in substitution of the foregoing address to which such notice will be given.

(c)   Assignment. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Contractor may not transfer, sublicense or otherwise assign this Agreement or any of its rights or obligations hereunder without the Company’s prior written consent, which consent may not be unreasonably withheld.

(d)   Dispute Resolution. Any dispute, controversy or claim concerning, arising from, or relating to this Agreement shall be resolved in the following manner:

(i)     The parties agree to use all reasonable efforts to resolve the dispute through direct discussion. To that end, either party may give the other party written notice of any dispute not resolved in the normal course of business. Upon such notice, the parties shall attempt in good faith to resolve the disputes promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement.

(ii)    If the parties are unable to resolve the dispute by such means within thirty (30) days of the notice date, or such other time period as mutually agreed, then either party may commence binding arbitration pursuant to the Rules of Commercial Arbitration of the American Arbitration Association, as modified or supplemented under this Section 9(d). The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court with jurisdiction or application may be made to such a court for judicial recognition and acceptance of the award and any appropriate order including enforcement. The arbitration proceeding will be held in Las Vegas, Nevada.

(iii)   The arbitration proceedings contemplated by this section shall be as confidential and private as permitted by law. To that end, the parties shall not disclose the existence, contents or results of any proceedings conducted in accordance with this section, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award and shall not bar disclosures required by law. The parties agree that any decision or award resulting from proceedings in accordance with this section shall have no preclusive effect in any other matter involving third parties.

(iv)   Notwithstanding any of the foregoing, either party may request injunctive and/or equitable relief either from the arbitrator or from a court in order to protect the rights or property of the party, pending the resolution of the dispute by arbitration as provided hereunder.

(e)   Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Nevada. In addition, questions concerning arbitration under Section 9(d) shall be governed exclusively by the Federal Arbitration Act.

(f)   Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be reformed only to the extent necessary to effect the original intentions of the parties, and all remaining provisions shall continue in full force and effect.

(g)   Counterparts. This Agreement may be executed in one or more counterparts, each of which, shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

CONTRACTOR:

/s/ Geoff Evett
Geoff Evett

Bell Puig 28
07181 Ca’s Catala
Mallorca, Balearic Island

COMPANY:
Great American Energy, Inc.

By:	/s/ Felipe Pimienta Barrios
Name:	Felipe Pimienta Barrios
Title:	Chief Executive Officer

999 18th Street, Suite 3000 Denver, Colorado 80202

EXHIBIT A

Great American Energy, Inc. – Confidential Information and Ownership Agreement

As a condition of Geoff Evett (“Independent Contractor”) being retained as an independent contractor (or Independent Contractor’s relationship being continued) by Great American Energy, Inc., a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of Independent Contractor’s relationship with the Company and its receipt of the compensation now and hereafter paid to Independent Contractor by the Company, Independent Contractor agrees to the following:

1.    Definitions. As used in this Agreement, the following definitions will apply:

(a) “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, mineral reports, mining methods, drilling plans, reserve reports, surveys, geological data, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom Independent Contractor called or with whom Independent Contractor became acquainted during Independent Contractor’s engagement with the Company), prices and costs, markets, inventions, laboratory notebooks, field notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Independent Contractor by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Independent Contractor during the period of Independent Contractor’s engagement with the Company, whether or not during working hours. Independent Contractor understands that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Independent Contractor further understands that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of Independent Contractor’s or of others who were under confidentiality obligations as to the item or items involved.

(b) “Develop” means to conceive, create, develop, assemble, reduce to practice, or, in the case of works of authorship, to fix in a tangible medium of expression.

(c) “Development” includes, but is not limited to, all inventions, discoveries, improvements, processes, developments, designs, know-how, data, computer programs, algorithms, formulae and works of authorship, whether or not patentable or registerable under patent, copyright or similar statutes, conceived or Developed in connection with the Company's business.

(d) “Intellectual Property” means and includes, with respect to any Development all relevant patents, patent applications, copyrights, trade secrets and other rights and protections arising under patent, copyright or similar statutes.

2.    Confidential Information of the Company. Except as required by Independent Contractor’s engagement with the Company, or as the Company may consent to in writing, at no time will Independent Contractor use for the benefit of any person or entity other than the Company, or disclose or reveal to any other person or entity, either during or subsequent to the term of Independent Contractor’s engagement with the Company, any Confidential Information belonging to the Company or its Contractors, suppliers, joint venturers, licensors, licensees, or distributors. This means, among other things (and by way of example only), that without the Company's written consent Independent Contractor cannot use any such Confidential Information in making investment decisions. Upon termination of Independent Contractor’s engagement with the Company for any reason, Independent Contractor will deliver to the Company all originals and all copies of any and all physical, written, graphical and/or machine readable materials and media (including, for example, notes, notebooks, memoranda, diskettes and photographic slides, prints and negatives) that are in Independent Contractor’s possession or under Independent Contractor’s control and contain, represent, disclose or embody Confidential Information of the Company or its Contractors, suppliers, joint venturers, licensors, licensees, or distributors. Both during and after Independent Contractor’s engagement with the Company, all such materials and media will belong to the Company.

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3.     Ownership of Developments.

(a) All Developments that Independent Contractor conceives or Develops (either alone or jointly with others) at any time during the term of Independent Contractor’s engagement with the Company, including all Intellectual Property rights and protections in connection therewith, shall be the sole property of the Company and/or its nominees or assigns. Independent Contractor hereby assigns to the Company any and all right, title and interest Independent Contractor has, may have or may acquire in all Developments.

(b) Independent Contractor will communicate to the Company as promptly as practicable all Developments that Independent Contractor conceives or Develops (either alone or jointly with others) at any time during Independent Contractor’s engagement with the Company and for the period ending one (1) year after such engagement terminates for any reason, for the purpose of determining the extent of the Company’s rights in such Developments. For Developments that are conceived or Developed during the term (and within the scope of Independent Contractor’s service to the Company) of Independent Contractor’s engagement with the Company, the communication will be as complete as practicable. For Developments that are neither conceived nor Developed during the term and within the scope of Independent Contractor’s engagement with the Company, the communication may be limited to a general description sufficient to disclose clearly the relationship between those Developments and the scope of the work Independent Contractor did for or on behalf of the Company, and Independent Contractor will not be obligated to disclose confidential information belonging to Independent Contractor or any third party except to the extent required to make that clear disclosure.

(c) Independent Contractor will assist the Company and/or its nominees or assigns (without charge but at no expense to Independent Contractor) in every lawful way to obtain, maintain and enforce any and all Intellectual Property rights and protections relating to all Developments, including by executing all relevant documents. Independent Contractor understands that these obligations will continue beyond the termination of Independent Contractor’s engagement with the Company. Independent Contractor hereby irrevocably designates and appoints the Company and its duly authorized officers and Contractors as Independent Contractor’s Contractor and attorney-in-fact to execute and file any and all applications and other necessary documents and to do all other lawfully permitted acts to further the prosecution, issuance, or enforcement of patents, copyrights, trade secrets and similar protections related to such Developments with the same legal force and effect as if Independent Contractor had executed them itself.

(d) Paragraph 3(a) generally will not apply to any Intellectual Property that Independent Contractor conceived or Developed prior to Independent Contractor’s engagement with the Company and that underlies, pertains to, is embodied or becomes embodied in any Development (“Background Intellectual Property”), except that with respect to any Development that incorporates both elements that are Background Intellectual Property and elements that are conceived or Developed during the term of Independent Contractor’s engagement with the Company, Paragraph 3(a) will apply (to the extent otherwise applicable) to those elements that are conceived or Developed during such engagement. Independent Contractor hereby grants to the Company an irrevocable, perpetual, non-exclusive, worldwide, royalty-free license (with the right to sublicense) in the Background Intellectual Property to the extent reasonably necessary to permit the Company and its customers, clients and licensees to use, practice, reproduce, manufacture, modify, publicly perform, display and exhibit, market, distribute and otherwise exploit all Developments. Independent Contractor has listed below the only Background Intellectual Property that is or might be incorporated into Developments (failure to list indicates there are none):

(if additional space is required, use the back of this Agreement)

4.     No Breach of Other Rights or Obligations. Independent Contractor’s performance of the terms of this Agreement and Independent Contractor’s engagement with the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Independent Contractor in confidence prior to the term of such engagement with the Company. Independent Contractor has not entered into, and Independent Contractor agrees Independent Contractor will not enter into, any agreement in conflict with this Agreement. Independent Contractor has the right, power and authority to grant the licenses with respect to the Background Intellectual Property set forth in Paragraph 3 above. Independent Contractor has not brought, and Independent Contractor agrees Independent Contractor will not knowingly bring, with Independent Contractor to the Company for use in Independent Contractor’s engagement with the Company any materials or documents of a former employer or any other person or entity for whom Independent Contractor has provided or is providing services (paid or unpaid) that are not generally available to the public unless Independent Contractor has obtained express written authorization from the former employer or other person or entity for whom Independent Contractor has provided or is providing such services for their possession and use. If there are any exceptions to the foregoing representations, Independent Contractor has attached hereto a copy of each agreement or other written documentation, if any, which presently affects Independent Contractor’s compliance with the terms of this Agreement. Independent Contractor will indemnify and hold harmless the Company, its affiliates and licensees, and its officers, directors, employees and Contractors, for any breach of the provisions of this Paragraph 4.

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5.     No Solicitation. During the term of Independent Contractor’s engagement with the Company, and for a period of one (1) year following its termination for any reason, Independent Contractor will not, without the Company’s express written consent, either on Independent Contractor’s own behalf or on behalf of another: (i) contact or solicit employees of the Company for the purpose of hiring them; (ii) hire Company employees; or (iii) solicit the business of any client, customer or licensee of the Company. Independent Contractor acknowledges that the provisions of this Paragraph 5 are reasonable and necessary measures designed to protect the Confidential Information of the Company.

6.     General.

(a) This Agreement constitutes the entire agreement between Independent Contractor and the Company with respect to the subject matter hereof, superseding any prior agreement or representation, oral or written. Independent Contractor’s obligations under this Agreement may not be modified, released or terminated, in whole or in part, except in a writing signed by Independent Contractor and an officer of the Company or his or her designee. Any waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach thereof.

(b) Each provision of this Agreement will be treated as a separate and independent clause, and the unenforceability of any one clause in no way will impair the enforceability of any of the other clauses herein. If one or more of the provisions of this Agreement is held to be excessively broad, such provision or provisions will be construed by the appropriate judicial body by limiting or reducing it or them, so as to be legally enforceable.

(c) Independent Contractor’s obligations under this Agreement will survive the termination of Independent Contractor’s engagement with the Company.

(d) This Agreement will inure to the benefit of and be binding upon the heirs, personal representatives, administrators, successors and assigns of the parties hereto. The Company may assign any of its rights under this Agreement.

(e) Independent Contractor acknowledges that Independent Contractor’s services are, and that the Confidential Information is, special, unique and unusual. Independent Contractor recognizes that if Independent Contractor breaches this Agreement, money damages would not reasonably or adequately compensate the Company for its loss. Accordingly, if Independent Contractor breaches this Agreement, Independent Contractor recognizes and consents to the Company’s right to seek injunctive relief to force Independent Contractor to abide by the terms of this Agreement. The Company also will have the right to recover damages or pursue any other remedy permitted by law.

(f) This Agreement will be governed by and interpreted in accordance with the laws of the State of Nevada, as applied to agreements made and wholly performed within Nevada.

[INTENTIONALLY LEFT BLANK]

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This Agreement will be deemed effective as of the start of Independent Contractor’s engagement with the Company.

CAUTION: This Agreement creates important obligations of trust and affects Independent Contractor’s rights to inventions Independent Contractor may make during Independent Contractor’s engagement with the Company.

COMPANY:		INDEPENDENT CONTRACTOR:
Great American Energy, Inc.

By:	/s/ Felipe Pimienta Barrios	/s/ Geoff Evett
Name:	Felipe Pimienta Barrios	Geoff Evett
Title:	Chief Executive Officer

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